Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Bernard H. Clineburg
February 22, 2012		Chairman & Chief Executive Officer
703.584.3400

Cardinal Financial Corporation Elects

Steven M. Wiltse to Board of Directors

TYSONS CORNER, Virginia — Cardinal Financial Corporation (NASDAQ: CFNL) is pleased to announce that Steven M. Wiltse was elected to the Board of Directors on February 15, 2012.  Mr. Wiltse is co-founder and partner of Argy, Wiltse & Robinson, P.C., a certified public accounting firm headquartered in McLean, VA.

Mr. Wiltse has over 30 years of diversified tax experience, with expertise in the government contracting, technology, real estate and other service industries.  He has played a pivotal role in growing Argy, Wiltse & Robinson, P.C., and creating its business development program, which he leads by strong example. He consistently leads the firm in new business acquisitions.  Wiltse, a key figure in the Greater Washington Business Community, is known for his ability to connect people. He has been awarded the “SmartCPA” designation by SmartCEO Magazine in 2008, 2010, and 2011, earning this recognition through client nominations based on his leadership, expertise and accomplishments in the profession.

Wiltse is a member of the American Institute of Certified Public Accountants, the Greater Washington Society of Certified Public Accountants, the Association for Corporate Growth, the Fairfax County Chamber of Commerce, the Greater Washington Government Contractors Council, and The Economic Club of Washington, D.C.

“Cardinal is pleased to have an individual of Steve’s caliber join our distinguished Board of Directors,” said Bernard H. Clineburg, Chairman and CEO of Cardinal Financial Corporation.  “His community involvement and professional leadership will be invaluable in helping our company achieve growth and success in the future.”

About Cardinal Financial Corporation: Cardinal Financial Corporation, a financial holding company headquartered in Tysons Corner, Virginia with assets of $2.60 billion at December 31, 2011, serves the Washington Metropolitan region through its wholly-owned subsidiary, Cardinal Bank, with 27 conveniently located banking offices. Cardinal also operates several other subsidiaries: George Mason Mortgage, LLC, and Cardinal First Mortgage, LLC, residential mortgage lending companies based in Fairfax, with ten offices throughout the Washington Metropolitan region; Cardinal Trust and Investment Services, a trust division; Cardinal Wealth Services, Inc., a full-service brokerage company; and Wilson/Bennett Capital Management, Inc., an asset management company. The Company’s stock is traded on NASDAQ (CFNL). For additional information please visit our Web site at www.cardinalbank.com or call (703) 584-3400.

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